AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 2001
                          Registration No. 333-__________
-----------------------------------------------------------------

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                     -----------------------
                 FORM S-8 REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933

                --------------------------------
                           VIACOM INC.
     (Exact name of registrant as specified in its charter)

          DELAWARE                         04-2949533
(State or other jurisdiction of              (I.R.S. Employer
incorporation or organization)               Identification No.)

                          1515 BROADWAY
                    NEW YORK, NEW YORK 10036
                         (212) 258-6000
    (Address and phone number of principal executive offices,
                       including zip code)
               ----------------------------------
                   THE VIACOM EXCESS 401(k) PLAN
                     (Full title of the plan)

                    MICHAEL D. FRICKLAS, ESQ.
                    EXECUTIVE VICE PRESIDENT,
                  GENERAL COUNSEL AND SECRETARY
                           VIACOM INC.
                          1515 BROADWAY
                    NEW YORK, NEW YORK 10036
                         (212) 258-6000
    (Name, address and telephone number of agent for service)
                ---------------------------------

                 CALCULATION OF REGISTRATION FEE

 Title of    Amount to be    Proposed       Proposed      Amount of
securities    registered      maximum       maximum     registration
   to be                     offering      aggregate         fee
registered                   price per      offering
                             share (1)       price
                                              (1)
------------ ------------- ------------- ------------- ----------------
Deferred                                 $100,000,000      $23,900
Compensation
Obligations
------------ ------------ -------------- ------------- -----------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h).

                             PART I

      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS



ITEM 1.   PLAN INFORMATION.*

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
          INFORMATION.*








-------------------------------------

*    Information required by Part I to be contained in the
     Section 10(a) prospectus is omitted from this Registration
     Statement in accordance with Rule 428 under the Securities
     Act and the "Note" to Part I of Form S-8.

                             PART II


       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.

          The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the
"Commission") by the Registrant are incorporated herein by reference and made part of this Registration Statement:

     	(a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2000;

	(b) The Registrant's Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001 and
	September 30,2001; and

	(c)  The Registrant's Current Reports on Form 8-K or
	Form 8-K/A filed January 5, 2001, January 8, 2001,
	February 15, 2001, February 21, 2001, May 30, 2001,
	June 1, 2001, July 3, 2001, July 27, 2001 and
	September 20, 2001.

          In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.   DESCRIPTION OF SECURITIES.

     The securities being registered represent obligations (the "Obligations") of the Registrant to pay to the participants in The Viacom Excess 401(k) Plan (the "Plan"), during the year after the termination of their employment, salary and bonus compensation the receipt of which the participants have elected to defer. The Obligations also represent amounts that the Registrant has credited to a participant's account under the Plan as matching contributions. Amounts credited to a participant's account are credited with earnings based on a notional investment measurement, which may be shares in investment companies registered under the Investment Company Act of 1940 (mutual funds), commingled investment funds managed by banks or registered investment advisors, bank and debt obligations, investment contracts issued by insurance companies, direct or guaranteed federal or state governmental obligations and shares of common stock that are listed on a domestic or international stock exchange, including shares of the Registrant's Class B Common Stock. The Obligations are payable in cash during the year after the termination of employment in a lump-sum distribution or in installments, at the election of the
participant made in accordance with the Plan.   There is no
trading market for the Obligations.

     The Obligations are unsecured general obligations of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a participant or his or her beneficiary(ies), will be null and void.

     The Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Registrant may, but is not obligated to, set aside amounts or establish a trust or fund to serve as a source of funds from which it can satisfy the Obligations. Participants in the Plan will have no rights to any assets held in any trust or fund except as general creditors of the Registrant. Assets in any trust or fund will at all times be subject to the claims of the Registrant's general creditors.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Michael D. Fricklas, Esq., Executive Vice President, General Counsel and Secretary of Viacom Inc. who has rendered an opinion as to the enforceability of the Obligations, participates in the Plan; as of December 18, 2001, $942,919.68 of Obligations had been credited to Mr. Fricklas' account in the Plan.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") allows a corporation to include in its certificate of incorporation a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant's Restated Certificate of Incorporation (the "Viacom Charter") contains provisions that eliminate directors' personal liability, in certain circumstances.

          Section 1 of Article VI of the Viacom Charter provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent (including trustee) of another corporation, partnership, joint venture, trust or other enterprise, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees), actually and reasonably incurred by him in connection with such action, suit or proceedings if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          Section 2 of Article VI of the Viacom Charter provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

          Section 4 of Article VI of the Viacom Charter provides that any indemnification made pursuant to the above provisions (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct as set forth above. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceedings, even though less than a quorum, or
(2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders of the Registrant entitled to vote thereon.

          The Viacom Charter provides that to the extent that a present or former director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith. The indemnification and advancement of expenses provided by, or granted pursuant to, the indemnification provisions of the Viacom Charter shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in that person's official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Registrant is authorized to enter into an agreement with any director, officer, employee or agent of the Registrant providing indemnification for such person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement that result from any threatened pending or completed actions, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Registrant, that arises by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

          The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of Article VI of the Viacom Charter.

          Pursuant to Section 7 of Article VI of the Viacom
Charter, the Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 145(g) of the DGCL.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not Applicable.

ITEM 8.   EXHIBITS.

          See Exhibit Index.

ITEM 9.   UNDERTAKINGS.

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 21st day of December, 2001.

                              VIACOM INC.

                              By:/s/Michael D. Fricklas
                                ---------------------------------
                                   Michael D. Fricklas
                                   Executive Vice President,
				   General Counsel and Secretary


          Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities indicated on the 21st day of December, 2001.

     SIGNATURE                         TITLE

*                                Director
---------------------------
George S. Abrams


*                                Director
---------------------------
David R. Andelman


/s/ Richard J. Bressler          Senior Executive Vice
-----------------------          President
Richard J. Bressler              and Chief Financial Officer
                                 (Principal Financial
                                 Officer)




*                                Director
---------------------------
George H. Conrades


*                                Director
---------------------------
Philippe P. Dauman


/s/ Susan C. Gordon             Vice President, Controller
----------------------		and Chief Accounting Officer
Susan C. Gordon                 (Principal Accounting
                                 Officer)

*                                Director
---------------------------
William H. Gray III


/s/ Mel Karmazin                 Director, President and
---------------------------	 Chief Operating Officer
Mel Karmazin


*                                Director
---------------------------
Jan Leschly


*                                Director
---------------------------
David T. McLaughlin


*                                Director
---------------------------
Leslie Moonves


*                                Director
---------------------------
Ken Miller


*                                Director
---------------------------
Brent D. Redstone


*                                Director
---------------------------
Shari Redstone


/s/ Sumner Redstone              Director, Chairman of the
--------------------------       Board and Chief Executive
Sumner M. Redstone               Officer (Principal Executive
                                 Officer)


*                                Director
---------------------------
Frederic V. Salerno


*                                Director
---------------------------
William Schwartz


*                                Director
---------------------------
Ivan Seidenberg


*                                Director
---------------------------
Patty Stonesifer


*                                Director
---------------------------
Robert D. Walter



    /s/ Michael D. Fricklas
    ------------------------------------------
*  By Michael D. Fricklas as Power of Attorney

                          EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION OF DOCUMENT

4.1       Restated Certificate of Incorporation of Viacom
          Inc. effective May 4, 2000 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 filed by Viacom Inc.) (File No. 333-88613), as amended by the Certificate of Amendment of Certificate of Incorporation of Viacom Inc. dated May 23, 2001 and the Certificate of Elimination of Series C Preferred Stock of Viacom Inc. dated May 23, 2001 (incorporated by reference to Exhibits 99.1 and 99.2, respectively, to the Current Report on Form 8-K of Viacom Inc. filed on May 30, 2001) (File No. 1-9553).

4.2       Amended and Restated By-laws of Viacom Inc.
          effective May 4, 2000 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 filed by Viacom Inc.) (File No. 333-88613).

4.3*      The Viacom Excess 401(k) Plan.

5.1*      Opinion of Michael D. Fricklas, Executive Vice
          President, General Counsel and Secretary of the
          Registrant, as to the enforceability of the Obligations.

23.1*     Consent of PricewaterhouseCoopers LLP.

23.2*     Consent of KPMG LLP

23.3      Consent of Michael D. Fricklas, Executive Vice
          President, General Counsel and Secretary of  the
          Registrant (included in Exhibit 5.1).

24*       Powers of Attorney.

--------------------
*    Filed herewith.